                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                  -----------

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  May 31, 1996

                                ENVIROGEN, INC.
           --------------------------------------------------------
            (Exact name of registrant as specified in its charter)


        Delaware                        0-20404             22-2899415
- ----------------------------        ----------------    ------------------
(State or other jurisdiction          (Commission         (IRS Employer
      of incorporation)               File Number)      Identification No.)


     4100 Quakerbridge Road
     Lawrenceville, New Jersey                            08648
- ----------------------------------------                ----------
(Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code     (609) 936-9300
                                                      ----------------


                                  Not Applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5.   OTHER EVENTS.
          ------------

          On April 27, 1995, Envirogen, Inc. (the "Company") issued and sold 280,000 shares of the Company's Series C Convertible Preferred Stock, par value $.01 per share, 140,000 of which were voluntarily converted into an aggregate of 1,400,000 shares of the Company's Common Stock on December 28, 1995 and 97,000 of which were voluntarily converted into an aggregate of 970,000 shares of the Company's Common Stock on May 23, 1996. Effective May 31, 1996, the remaining 43,000 shares of Series C Convertible Preferred Stock were voluntarily converted into an aggregate of 430,000 shares of the Company's Common Stock. After giving effect to the foregoing conversions, on May 31, 1996 the Company had outstanding 12,853,240 shares of Common Stock and no shares of Preferred Stock.

          As a result of the Company's experience with the destruction of hydrogen sulfide and carbon disulfide, the Company was awarded a contract in January 1995 from the Nylonge Corporation, a synthetic sponge manufacturer located in Ohio, to design and install a biofiltration system to control a 30,000 cfm exhaust air flow. Shortly after installation, however, the system suffered a shutdown in January 1996, which the Company believes was primarily caused by a failure of internal grating material supplied by third parties. The Company is currently working to restart the system at an estimated cost of approximately $400,000, although there can be no assurance that the actual cost to restart the system will not exceed the Company's estimate. The Company is currently in discussions with its insurance carrier and certain third parties involved in the project to determine which of such entities, if any, will bear the responsibility for the cost of restarting the system.

                                  SIGNATURES
                                  ----------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           ENVIROGEN, INC.



Date:  June 27, 1996                       By: /s/ Harcharan S. Gill
                                               ----------------------
                                               Harcharan S. Gill
                                               President



                                      -2-